Exhibit 99.1

Deep Down Announces Fourth Quarter and Full Year 2020 Results

Houston, TX – March 30, 2021 – Deep Down, Inc. (OTCQB: DPDW) (“Deep Down” or the “Company”), a specialist in deepwater oil and gas production and distribution equipment and services, today reported results for its year ended December 31, 2020. Deep Down will hold a conference call tomorrow, Wednesday, March 31, 2021 at 10:00 am Eastern Time to review its results and outlook (call details below).

Deep Down at a Glance:

Share Price†:	$0.65	Cash*:	$3.7M
52-Week Range:	$0.34 - $0.79	Book Value*:	$7.9M
Shares Out.†:	12.4M	Price / Book Value:	1.0x
Market Cap†:	$8.1M	TTM Revenue:	$13.0M
*As of 12/31/20; †As of 3/29/21

Charles Njuguna, Deep Down’s CEO, commented, “Deep Down faced a number of challenges in 2020. The low oil price environment caused by the pandemic triggered exploration and production companies to either significantly reduce, delay, or cancel their operating and capital spending programs. Travel restrictions imposed in response to the COVID-19 pandemic also impeded our ability to send teams to different parts of the world, which had a material impact on our revenues. We quickly adapted to overcome the challenges presented by these unprecedented times. During 2020, we implemented workforce reductions, temporary wage reductions, and rent abatements, and we limited capital expenditures and R&D efforts to only critical items. A key focus area was to streamline our selling, general and administrative expenses, which experienced a 30% decline year over year. Our efforts to improve our cost structure helped us generate a profit in the fourth quarter despite the economic environment continuing to slowly recover.

“While considerable uncertainty remains for the future, early signs of increased service and bidding activity have us cautiously optimistic market conditions will continue to improve. In the meantime, we will remain focused on strategically managing our cash flow and cost structure as we relentlessly pursue opportunities to grow our business.”

Operating Results

Deep Down’s revenues for the three months ended December 31, 2020 (“Q4 2020”) increased 19% to $3.5 million compared to $2.9 million for the three months ended December 31, 2019 (“Q4 2019”). However, full-year 2020 revenues decreased 31% to $13.0 million, compared with $18.9 million in 2019, primarily due to fewer projects in process. This decrease in project activity has broadly been the result of the global economic disruption caused by the COVID-19 pandemic.

Gross profit for Q4 2020 was $1.4 million, or 39 percent of revenues, compared to Q4 2019 gross profit of $0.7 million, or 25 percent of revenues. Gross profit for 2020 was $4.9 million, or 38 percent of revenues, compared to 2019 gross profit of $6.8 million, or 36 percent of revenues. The increase in gross profit percentage on a year-over-year basis was principally due to a higher proportion of higher margin service work and equipment rental in 2020 compared to 2019.

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Operating expenses were $1.2 million, or 35% of revenues, in Q4 2020 compared to $3.2 million, or 110 percent of revenues, in Q4 2019, which includes a $0.4 million charge related to equipment identified as non-strategic to the core operations of the business and a $0.9 million charge related to an accrual for legal matters. Excluding the legal and impairment charges, operating expenses for Q4 2019 were $2.0 million, or 68 percent of revenues. The $0.8 million, or 39 percent, decrease in both regular SG&A expenses and operating expenses was due to lower payroll costs, lower legal costs, and continuous efforts to reduce operating expenses during Q4 2020 compared to Q4 2019.

Full-year 2020 operating expenses were impacted by an asset impairment charge of $4.5 million related to our carousels whose future cash flows could not be objectively projected at the time and a one-time charge of $0.2 million related to the elimination of the Company’s Chief Operating Officer position. Excluding these charges, Deep Down’s full-year 2020 operating expenses were $6.2 million, or 48% of revenues. Full-year 2019 operating expenses were impacted by the legal and asset impairment charges previously mentioned in addition to a one-time charge of $0.3 million related to the resignation of the Company’s founder. Excluding these charges, Deep Down’s full-year 2019 operating expenses were $7.9 million, or 42% of revenues. The $1.7 million, or 21 percent, decrease in regular operating expense was primarily due to the Company’s ongoing cost containment efforts.

Due to the factors discussed above, Deep Down reported a Q4 2020 net profit of $0.1 million, or $0.01 per diluted share, compared to a Q4 2019 net loss of $2.5 million, or $0.19 loss per diluted share. The Company reported a 2020 net loss of $6.1 million, or $0.48 loss per diluted share, compared to a net loss of $2.8 million, or $0.21 per diluted share, in 2019. The net loss in 2020 was primarily due to lower revenues from the global economic disruption caused by the COVID-19 pandemic in addition to the aforementioned non-recurring operating and impairment expenses. Per share results in Q4 2020, Q4 2019, 2020, and 2019 are based on 12.39 million, 13.29 million, 12.50 million, and 13.39 million weighted average shares outstanding, respectively.

Deep Down reported negative modified EBITDA of $0.1 million in 2020 compared to positive modified EBITDA of $0.4 million in 2019. The decline in modified EBITDA was primarily due to decreased revenues as a result of the decline in offshore activity triggered by the COVID-19 pandemic.

Share Repurchases

During the year ended December 31, 2019, the Company repurchased 588,113 shares of common stock at a total cost of $0.2 million under a repurchase program authorized on March 26, 2018 and repurchased 5,500 shares of common stock at a total cost of $4 thousand under the 2019 Repurchase Program. The average price per share of treasury stock purchased in 2019 was $0.37.

On December 23, 2019, the Board of Directors authorized a repurchase program (the “2019 Repurchase Program”) under which the Company could repurchase up to 500,000 shares of outstanding stock. The 2019 Repurchase Program was funded from cash on hand and cash provided by operating activities.

During the year ended December 31, 2020, but prior to the receipt of a loan from the Small Business Administration’s Paycheck Protection Program, the Company repurchased an aggregate of 743,815 shares of common stock at a total cost of $0.5 under the 2019 Repurchase Program and in a privately negotiated transaction. 494,500 shares were purchased under the 2019 Repurchase Program, and the remaining 249,315 shares were separately authorized by the Board. The 2019 Repurchase Program was exhausted at the conclusion of this transaction.

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Additionally, the Company purchased 2,500 shares of common stock at an average price of approximately $0.43 per share totaling $1 thousand in a privately negotiated transaction during the year ended December 31, 2020.

Financial Strength

At December 31, 2020, Deep Down had working capital of $4.1 million, which includes cash of $3.7 million and receivables of $4.7 million. Total shareholders’ equity was $7.9 million, or approximately $0.63 per common share. Given the Company’s current capital structure, Deep Down is well-positioned for growth as the Company emerges from the weakened business environment caused by the COVID-19 pandemic.

Conference Call Details:

Password:	8447296
Call Dial-in:	1-877-303-6187 for domestic callers
1-678-894-3073 for international callers
Webcast/Replay URL:	https://edge.media-server.com/mmc/p/pgyd69an
Replay:	Available through 4/7/21 on www.deepdowninc.com

About Deep Down, Inc. (www.deepdowninc.com)

Deep Down focuses on complex deepwater and ultra-deepwater oil and gas production distribution system technologies and support services, connecting the platform and the wellhead. Deep Down's proven services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads, installation buoyancy, remotely operated vehicles and tooling, marine vessel automation, control, and ballast systems. Deep Down supports subsea engineering, installation, commissioning, and maintenance projects through specialized, highly experienced service teams and engineered technological solutions.

Forward-Looking Statements Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

Investor Relations:

Trevor Ashurst

ir@deepdowninc.com

281-862-2201

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DEEP DOWN, INC.

SUMMARY FINANCIAL DATA

(UNAUDITED)

Comparative Condensed Consolidated Income Statement

	Twelve Months Ended December 31,		Three Months Ended December 31,
	2020	2019	2020	2019
(In thousands, except per share amounts)
Revenues	$12,977	$18,915	$3,511	$2,949
Cost of sales	8,062	12,118	2,154	2,220
Gross profit	4,915	6,797	1,357	729
Total operating expenses	10,952	9,598	1,227	3,254
Operating loss	(6,037)	(2,801)	130	(2,524)
Total other expense (income)	7	(19)	3	0
Loss before income taxes	(6,044)	(2,782)	127	(2,524)
Income tax expense (benefit)	13	(8)	8	(23)
Net (loss) income	$(6,057)	$(2,774)	$120	$(2,502)
Net (loss) income per share, basic and diluted	$(0.48)	$(0.21)	$0.01	$(0.19)
Weighted-average shares outstanding, basic and diluted	12,495	13,386	12,389	13,290

Comparative Condensed Consolidated Balance Sheets

	December 31,
	2020	2019
(In thousands)
Assets:
Cash	$3,745	$3,523
Other current assets	5,177	5,424
PP&E, net	2,604	7,964
Other non-current assets	3,413	4,640
Total assets	$14,939	$21,551

Liabilities:
Current liabilities	4,842	4,008
Long-term portion of PPP loan payable	248	–
Other long-term liabilities	1,951	3,180
Total liabilities	7,041	7,188
Stockholders' equity	7,898	14,363
Total liabilities and stockholders' equity	$14,939	$21,551

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DEEP DOWN, INC.

SUMMARY FINANCIAL DATA, CONTINUED

(UNAUDITED)

Modified EBITDA:

	Twelve Months Ended December 31,
	2020	2019
(In thousands)
Net loss	$(6,057)	$(2,774)
Add: Interest expense (income), net	7	(12)
Add: Income tax expense (benefit)	13	(8)
Add: Depreciation & amortization	1,082	1,381
Add: Share-based compensation	117	250
Add: Asset impairment	4,490	396
Deduct: Gain on sale of asset	–	(7)
Add: Litigation accrual	–	940
Add: One-time charges related to elimination of COO position	245	–
Add: One-time charges related to founder's resignation	–	349

Modified EBITDA (loss)	$(103)	$515

Free Cash Flow:

	Twelve Months Ended December 31,
	2020	2019
(In thousands)
Cash provided by (used in):
Operating activities	$(206)	$237
Investing activities	(158)	1,549
Financing activities	586	(278)
Change in cash	$222	$1,508

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